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                          EXHIBIT 99


FOR IMMEDIATE RELEASE:  September 29, 1998

CONTACT: Cathy Califano, S.V.P./C.F.O., Haven Bancorp, tel.
         (516) 683-4483
         Hal Levine, The Levine Group, tel. (212) 682-8875


       HAVEN BANCORP AGREES TO ACQUIRE INSURANCE AGENCY


Westbury, NY--Haven Bancorp, Inc. (Nasdaq: HAVN), the holding company for CFS Bank, announced today that it has agreed to acquire Century Insurance Agency (CIA) for approximately $1.2 million. CIA, which is headquartered in Centereach, New York, specializes in providing automobile, homeowners and casualty insurance to individuals and various lines of commercial insurance to businesses. CIA, which will operate as a subsidiary of Haven Bancorp, generated approximately $6 million in premiums in 1997 and represents more than twelve insurance companies as an independent agency. CIA was the largest producer in New York State in 1997 for one of the major insurance companies it represents. This transaction requires no regulatory or shareholder approval and is expected to be completed in the fourth quarter of 1998.

Commenting on the news, Philip S. Messina, Chairman and Chief Executive Officer of Haven, said, "We're very enthusiastic about this transaction. I'm particularly pleased that we're retaining CIA's current executive management who have run the Company so successfully. CIA's insurance business integrates well with the life, health and disability insurance business of CFS Investments and we're eager for our branch sales force to have the resulting expanded product line. We believe the supermarket branch sales force is sufficiently in place and ready to take on these new products. Also, CFS InterCounty Mortgage, which we acquired this past May, represents a natural source of leads to our new insurance agency for homeowners coverage while CFS Bank's commercial real estate department is an ideal source of leads for the Agency's business insurance lines. We expect to add further to CIA's current business base through direct mail advertising to our existing customers."

Mr. Messina continued, "We believe the transaction will not have a significant effect on our consolidated results in its first year of operation. Looking out further, we envision an important contribution from the more complete package of services we will be able to provide our customers through our rapidly-expanding distribution platform of supermarket branches."


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Headquartered in Westbury, New York, Haven Bancorp is the holding company for CFS Bank, a community-oriented institution offering deposit products, residential and commercial real estate loans and a full range of financial services including discount brokerage, mutual funds, annuities and insurance through eight full-service banking offices and fifty-two supermarket branches located in New York City, Nassau, Suffolk, Rockland and Westchester counties, New Jersey and Connecticut. The Bank provides residential mortgage banking services through its CFS InterCounty Mortgage division. The Bank's deposits are insured by the FDIC.

Statements made herein that are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those related to overall business conditions, particularly in the consumer financial services, mortgage and insurance markets in which Haven operates, fiscal and monetary policy, competitive products and pricing, credit risk management, changes in regulations affecting financial institutions and other risks and uncertainties discussed in the Company's SEC filings. The Company disclaims any obligation to publicly announce future events or developments, which affect the forward-looking statements herein.